EMPLOYMENT AGREEMENT

This Agreement (the "Agreement") is made effective for the period from June 1, 1999 to December 31, 2004, (such term being hereinafter referred to as the "Employment Period") between Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("Company"), and Raymond J. Milchovich ("Executive").

WHEREAS, Executive is currently employed by the Company as a senior executive and Chief Operating Officer; and

WHEREAS, the Company desires to secure the services of Executive as Chief Executive Officer effective as of January 1,
2000, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

     1.   Effective Date, Term and Duties.  The term of
          -------------------------------
employment of Executive by the Company hereunder shall commence effective as of January 1, 2000 and end on December 31, 2004, (the "Employment Period") unless earlier terminated pursuant to
Section 4.

Executive shall have such duties as the Company may from time to time prescribe consistent with his position as Chief Executive Officer of the Company (the "Services"). Executive shall report directly to the Board of Directors. Executive shall devote his full time, attention, energies and best efforts to the business of the Company. The Executive shall relocate his office to Houston, Texas.

     2.   Compensation.  The Company shall pay and Executive
          ------------
shall accept as full consideration for the Services compensation consisting of the following:

          2.1  Base Salary.  Effective upon announcement of the
               -----------
promotion, $550,000 per year base salary, payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings required by law. On January 1, 2000, an increase to no less than $630,000 per year will be effective which will subsequently increase to no less than $692,000 on January 1, 2001 and no less than $750,000 on January 1, 2002. Base Salary shall be reviewed annually by the Compensation Committee of the Company to evaluate the performance of Executive and his duties hereunder, and in any event on and after January 1, 2003 will be adjusted for inflation consistent with the general program of increases for other executives and management employees.

          2.2  Annual Bonus.  A target bonus equal to 80% of base
               ------------
salary per year ("Target Annual Bonus") shall be payable based on the attainment by the Company of the Short-Term Bonus Plan Objectives under the Company's Executive Bonus Plan for each such year, which such Short-Term Bonus Plan Objectives shall be agreed upon by the Executive and the Company annually and shall be consistent with the Company's business plan for the relevant year.

          2.3  Long-Term Compensation.  Upon execution hereof
               ----------------------
Executive shall receive a stock option grant of 750,000 shares under the Company's Stock Option Plan. Twenty percent (20%) or 150,000 of the stock options will be granted at $9.50, 40% or 300,000 of the options will be granted with an exercise price of $12.35, and the remaining 40% or 300,000 of the options will have an exercise price of $14.25. The schedule in Exhibit A illustrates the value of the new stock option grant and 60% of the 1998 stock option grant at various strike prices. The new (750,000) options will have an exercise period of ten years from date of grant. Such options shall be in lieu of any payment of long-term incentive compensation under the Company's Executive Bonus Plan ("Plan") for the five year period beginning January 1, 2000, although Executive shall be eligible for additional option grants at the discretion of the Company's Compensation Committee. The existing grant will continue to vest as scheduled and the new grant shall vest at the rate of 20% per year, beginning on January 1, 2001, unless: (i) Executive becomes employed by an affiliate or "spin-out" of Kaiser Aluminum, in which case a pro rata amount of the options will vest equal to the percentage of days during the Employment Period which the Executive has been employed; or (ii) Executive's service is terminated by the Company for any reason other than for "Cause", or Executive's employment terminates by the expiration of the Employment Period without an offer for continued employment by the Company for a position of responsibility comparable to that held by Executive at the beginning of the Employment Period and on substantially the same or improved terms and conditions, or Executive terminates his employment for "Good Reason" or in event of a Change in Control in which cases vesting of all outstanding options is accelerated as provided in Section 4.

     Such option grant shall provide that upon exercise of any option, Executive will be entitled to receive shares pursuant to the Company's Stock Option Plan but also any securities that have been distributed in respect to such shares. For example, if the Company were to spin off part of its business as a new company and distribute to its stockholders one share of stock of the new company for each one share of stock under the Company's Stock Option Plan, then, upon a subsequent exercise by Executive of the stock under the Company's Stock Option Plan, Executive would also receive one new company share along with one share under the Company's Stock Option Plan. All such grants shall be governed by the Company's Stock Option Plan and by the agreement executed by the Company and Executive at the time of the option grant.

          2.4  Indemnification.  In the event Executive is made,
               ---------------
or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive related expenses when and as incurred, all to the fullest extent permitted by law, provided, however, that the Company shall have the right of defense to any action or proceeding.

     3.   Benefits during Employment Period.  Employee will be
          ---------------------------------
eligible to participate in the Company's employee benefit plans of general application, including, without limitation, those plans covering medical disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

     4.   Benefits Upon Termination.  Notwithstanding anything in
          -------------------------
the Agreement to the contrary, if (i) Executive's employment is terminated during the Employment Period for any reason other than
(a) termination by the Company for "Cause" (as defined in Subsection 4.1), (b) acceptance by Executive of an offer of employment with an affiliate of the Company, or (c) a voluntary termination by Executive for other than "Good Reason", then Executive will be entitled to receive the following benefits:

          (A)  An Early Retirement Lump Sum Payment by the
Company as described below:

               The Early Retirement Lump Sum Payment by the
Company shall be equal to the excess, if any, of the sum of (i) plus (ii) less the amount computed in accordance with (iii).

               (i) The lump sum benefit from the Kaiser Aluminum Salaried Employees Retirement Plan (KRP) that the Executive would have been entitled to as of the date of his actual termination calculated, for this purpose, as if the terms of KRP in effect on such date were identical to the terms of KRP in effect on the effective date of this Agreement (except for such changes required to maintain the qualified status of KRP), and as if the Executive qualified for a KRP Full Early Retirement Pension: provided, however, in calculating such amount, his actual age, credited service, social security benefits and final average monthly compensation in effect on the date of his actual termination shall be used as well as the daily yields on longer term treasury issues and the PBGC applicable interest rates in effect on such date.

               (ii) The lump sum benefit from the Kaiser Aluminum Supplemental Benefits Plan (KASBP) based on KRP limitations, that the Executive would have been entitled to as of the date of his actual termination calculated, for this purpose, as if (i) the terms of KASBP in effect on such date were identical to the terms of KASBP in effect on the effective date of this Agreement, (ii) the Executive qualified for a KRP Full Early Retirement Pension, and (iii) the other assumptions set forth in "(i)" above including interest rates were in effect in calculating the benefits under Section C-2(a) and (b) of KASBP.

               (iii) An amount equal to the lump sum actuarial equivalent of (a) the Executive's actual benefit payable from KRP on account of his actual termination, plus (b) the Executive's actual benefit payable from KASBP based on KRP limitations on account of his actual termination.

          (B) Full health benefits as if the Executive had qualified for an Early Retirement Pension.

          (C) A lump sum amount equal to Executive's base salary as of the date of Executive's termination for a period equal to the greater of (i) the number of months remaining in the Employment Period or (ii) two years. In addition, Executive shall be entitled to receive Executive's Target Annual Bonus for the year of termination in one lump sum payment. Such salary and Target Annual Bonus payments shall be referred to as "Termination Pay". Such Termination Pay shall be in lieu of any claims Executive may have had with respect to termination benefits.

          (D) All of the unvested stock options held by Executive on the date of such termination that would have vested during the Employment Period shall immediately vest and become exercisable in full for the remaining portion of the applicable period.

          4.1  Circumstances Under Which Termination Benefits
               ----------------------------------------------
Would Not Be Paid.  The Company shall not be obligated to pay
-----------------
Executive the termination benefits pursuant to Section 4 if the Executive's employment is terminated for Cause. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's gross misconduct or fraud, in the performance of his employment; (2) Executive's conviction or guilty plea with respect to any felony (except for motor vehicle violations); or (3) Executive's material breach of this Agreement after written notice delivered to Executive of such breach and a reasonable opportunity to cure such breach.

          4.2  Constructive Termination.  Notwithstanding
               ------------------------
anything in this Section 4 or Section 5 to the contrary, the Employment Period will be deemed to have been terminated (a "Constructive Termination") and Executive will be deemed to have Good Reason for voluntary termination of the Employment Period ("Good Reason"), if there should occur:

          (A) a material adverse change in Executive's position causing it to be of materially less stature or responsibility without Executive's written consent, and such a materially adverse change shall in all events be deemed to occur if on and after January 1, 2000 Executive no longer serves as Chief Executive Officer reporting to the Board of Directors, unless Executive consents in writing to such change;

          (B) a reduction, without Executive's written consent, in his level of base compensation (including base salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in his Target Annual Bonus under the CEO Bonus Plan; or

          (C) a relocation of his principal place of employment by more than 50 miles without Executive's consent, after Executive's relocation to Houston, Texas.

          4.3  Termination by Reason of Death or Disability.  In
               --------------------------------------------
the event of Employee's death during the Employment Period, the Company shall pay to Employee or Employee's estate Employee's Target Annual Bonus for the Company's fiscal year in which death occurred or, if no such Target Annual Bonus has been scheduled, an amount equal to the Target Annual Bonus paid to Employee for the Company's fiscal year immediately preceding the year in which death occurred. In addition, Employee's estate will receive payment for all salary, bonuses and unpaid Vacation accrued as of the date of Employee's death and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death and in accordance with applicable law. In the event that during the term of this Agreement, Employee is unable to perform his job due to disability (as determined under the Company's long-term disability insurance program) for six (6) months in any twelve (12) month period, the Company may, at its election, terminate Employee's employment with the Company and such termination shall be deemed to be termination by the Company other than for Cause and Employee shall be entitled to receive the benefits set forth in Section 4 hereof.

     5.     Change in Control
            -----------------

     Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

     (A) During the period (if any) following a Change in Control that Executive shall continue to provide the Services, then the terms and provisions of this Agreement shall continue in full force and effect, and Executive shall continue to vest in all of his unvested stock options; or

     (B) In the event of (x) a termination of the employment by the Company other than for Cause or (y) a termination of employment by Executive for any reason within twelve (12) months following such Change in Control the benefits listed in Section 4 shall become due and payable:

     For purposes of this Section 5, a Change of Control shall be deemed to occur upon:

     (I) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;

     (II) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (A) a subsidiary of the Company, (B) an employee stock ownership plan for employees of the Company or (C) a company formed to hold the Company's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company; or

     (III) a change in the composition of the Company's Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or
(b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

     In the event that the severance and other benefits provided to Executive constitute "parachute payments" within the meanings of Section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), either alone or in conjunction with other payments, Executive has the right to receive either directly or indirectly from the Company (the "Total Payments"), that would constitute an excess parachute payment under Section 28OG of the Code. Company agrees to pay Executive an amount (the "Gross-up Payment"), such that after payment by Executive of all taxes, including interest and penalties imposed with respect to such taxes, including any excise tax imposed by Section 4999 of the Code, (the "Excise Tax") Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Total Payments.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 28OG and 4999 of the Code. The Company and Executive shall fumish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection contemplated by this Section 5.

     6.   Dispute Resolution.  The Company and Executive agree
          ------------------
that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. Executive and Company agree that in any dispute resolution proceedings arising out of this Agreement, the Company shall be responsible for all reasonable attorney's fees and costs incurred by Executive, not to exceed $10,000 in connection with the resolution of the dispute in addition to any other relief granted.

     7.   Cooperation with the Company After Termination of the
          -----------------------------------------------------
Employment Period.  Following termination of the Employment
-----------------
Period by Executive, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

     8.   Confidentiality; Return of Property.  Executive
          -----------------------------------
acknowledges that an Employee Invention and Confidential
Information Agreement executed by Executive on October 28, 1996 will continue in effect.

     9.   Non-Competition.  Executive agrees that a
          ---------------
Noncompetition Agreement shall be executed by Executive and attached hereto as Exhibit B shall continue in effect.

     10.  General.
          -------

          10.1  Waiver.  Neither party shall, by mere lapse of
                ------
time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

          10.2 Severability.  If for any reason a court of
               ------------
competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

         10.3  No Mitigation.  Executive shall have no duty to
               -------------
mitigate the Company's obligation with respect to the termination payments set forth in Sections 4 or 5 by seeking other employment following termination of his employment, nor shall such termination payments be subject to offset or reductions by reason of any compensation received by Executive from such other employment. The Company's obligations to make payments under Sections 4 or 5 shall not terminate in the event Executive accepts other full time employment.

         10.4  Notices.  All notices and other communications
               -------
required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail postage prepaid, return receipt requested and addressed to the Chairman of the Board of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

         10.5  Counterparts.  This Agreement may be executed in
               ------------
any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

         10.6  Entire Agreement.  The parties hereto acknowledge
               ----------------
that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the referenced stock option agreement constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof. The parties further agree that this Agreement supersedes the employment agreement between the Company and Executive effective June 1, 1998. Notwithstanding anything to the contrary, Sections 4 and 5 of this Agreement shall govern all options issued to Executive by the Company prior to and after the effective date of this Agreement.

         10.7  Governing Law.  This Agreement shall be governed
               -------------
by the law of the State of Texas.

         10.8  Assignment and Successors.  The Company shall have
               -------------------------
the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company. The rights and obligation of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

KAISER ALUMINUM & CHEMICAL             EXECUTIVE
CORPORATION

By:   /s/ George T. Haymaker, Jr.      /s/ Raymond J. Milchovich
    ------------------------------     -----------------------
                                       Raymond J. Milchovich
Name: George T. Haymaker, Jr.
    ------------------------------

Title: Chairman and Chief
       Executive Officer
    ------------------------------

EXHIBIT B
AGREEMENT REGARDING NON-COMPETITION



This Agreement is by and between the employer, Kaiser Aluminum & Chemical Corporation ("Company") and Raymond J. Milchovich ("Executive"). In consideration of the Company's employment of Executive, the compensation paid for Executive's services in the course of such employment, and the training (internal and external, formal and informal) received by Executive in the course of such employment, Executive agrees as follows:

1. NON-COMPETITION. During the term of employment and for a period of two (2) years after the termination of employment, Executive agrees that he will not knowingly, for any person or entity other than the Company or its affiliates, directly or indirectly, own, manage, operate, join, control or participate in, be compensated by or be connected with as an officer, employee, agent, consultant, partner, stockholder, or otherwise, any Competitive Business anywhere within which the Company conducts business.

2. SOLICITATION. As part of the consideration for the compensation and benefits to be paid to Executive thereunder, in keeping with Executive's duties as a fiduciary, and in order to protect Company's interest in the trade secrets of Company, and as an additional incentive for Company to enter into this Agreement, Executive agrees that Executive will not, directly or indirectly, for Executive or for others, knowingly induce any employee of Company or any of its affiliates to terminate his or her employment with Company or its affifiates, or knowingly hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company. The obligations in this Section shall extend throughout the Term of this Agreement and for a period of two (2) years after the termination of the employment relationship between Company and Executive.

3. ENFORCEABILITY. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Executive, and Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and his agents involved in such breach. If any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in effect.

4. CONSTRUCTION. The terms of this Agreement may not be modified orally and may only be modified by a written instrument executed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas.

5. SURVIVAL. The provisions of Sections 1 through 4 hereinabove shall give the termination of Executive's employment with the Company.

6. DUPLICATE ORIGINALS. This Agreement has been executed in duplicate originals.

KAISER ALUMINUM & CHEMICAL             EXECUTIVE
CORPORATION

By:   /s/ George T. Haymaker, Jr.      /s/ Raymond J. Milchovich
    ------------------------------     -----------------------
                                       Raymond J. Milchovich
Name: George T. Haymaker, Jr.
    ------------------------------

Title: Chairman and Chief
       Executive Officer
    ------------------------------

Kaiser Aluminum & Chemical Corporation
Recommended Stock Option Grant

Assume that fair market value is considered to be $9.50

Five Year LTI Target                            $5,308,000
B-S Value of Previous Award                     $3,149,600
60% of Previous Grant as Offset to Target       $1,889,760

Target New Grant Expected Value                 $3,418,240

Assume Option Awards Have a 10 Year Term(1)

                  Option
        Number of Strike                                              Option Gains at Various Share Prices
  (2)    Options  Price      $12        $15      $16.20       $17        $19        $21         $23         $25         $30
         -------  -----      ---        ---      ------       ---        ---        ---         ---         ---         ---

Options  150,000 $ 9.50 $  375,000 $  825,000 $1,005,000 $1,125,000 $1,425,000 $ 1,725,000 $ 2,025,000 $ 2,325,000 $ 3,075,000
Issued
at FMV

Options  300,000 $12.35 $    -     $  795,000 $1,155,000 $1,395,000 $1,995,000 $ 2,595,000 $ 3,195,000 $ 3,795,000 $ 5,295,000
Issued
at 130%
of FMV

Options  300,000 $14.25 $    -     $  225,000 $  585,000 $  825,000 $1,425,000 $ 2,025,000 $ 2,625,000 $ 3,225,000 $ 4,725,000
Issued
at 150%
of FMV

Total    750,000        $  375,000 $1,845,000 $2,745,000 $3,345,000 $4,845,000 $ 6,345,000 $ 7,845,000 $ 9,345,000 $13,095,000
Value
of New
Award

Value    381,000 $ 9.41 $  986,790 $2,129,790 $2,586,990 $2,891,790 $3,653,790 $ 4,415,790 $ 5,177,790 $ 5,939,790 $ 7,844,790
of 60%
of Previous
Award

GRAND                   $1,361,790 $3,974,790 $5,331,990 $6,236,790 $8,498,790 $10,760,790 $13,022,790 $15,284,790 $20,939,790
TOTAL

(1)  The term of the new grant is ten years, but the options vest 20% per year beginning on January 1, 2001.

(2)  The columns indicating the Black-Scholes values were eliminated because the approach is based on a targeted gain at the achievement of a stock price goal, rather than a Black-Scholes valuation methodology.
